Peoples Bancorp Inc. [PEBO]
Fourth-Quarter 2015 Earnings Conference Call
Thursday, January 29, 2016, 11:00 AM ET

Company Representatives:
Chuck Sulerzyski; President & CEO
John Rogers; EVP, CFO & Treasurer

Analysts:
Scott Siefers; Sandler O'Neill & Partners
Kevin Fitzsimmons; Hovde Group
Michael Perito; Keefe, Bruyette & Woods
Eric Grubelich; Bank Investor
Daniel Cardenas; Raymond James & Associates
Scott Beury; Boenning & Scattergood

Presentation

Operator: Good morning, and welcome to the Peoples Bancorp's conference call. My name is Emily, and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter ended December 31, 2015. (Operator Instructions)

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary on this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are managed on Management's current expectations. The statements in this call which are not historical facts are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact, and timing of strategic initiatives; the successful completion and integration of acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.

Peoples' fourth-quarter 2015 earnings release was issued this morning and is available at peoplesbancorp.com. This call will include about 20 to 30 minutes of prepared commentary followed by a question and answer period, which I will facilitate.

An archived webcast of this call will be available on peoplesbancorp.com.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Emily. Good morning and thanks for joining us for a review of our fourth-quarter results.

I would like to begin this morning's conference call by introducing Peoples' new Chief Financial Officer and Treasurer, John Rogers. John has been in financial services industry for over 30 years, most recently serving as the Risk Executive for PNC Financial Services Group, and previously CFO of PNC's retail banking business.

His skills, experience, and proven leadership make him the ideal choice to lead our company and execute on our strategic plan. John officially started with the Company on November 30. We are delighted to have John as our new CFO.

This morning we reported our fourth-quarter 2015 results. This quarter, like the previous two, was significantly impacted by a large provision for loan losses that was recorded related to the one problem C&I loan relationship we have been dealing with throughout the year. While our recovery efforts continue, the provision expense for the loan is behind us, as our net recorded investment in the loan has been charged down to zero.

The provision for this troubled loan relationship overshadowed the progress we've made in the second half of the year on managing expenses and growing loans. Noncore expenses for the quarter were $1.3 million, which put our core operating expenses at $26 million.

For the second quarter in a row we beat our core expense goal of $26.5 million, which again contributed to us generating positive operating leverage for the quarter. Our adjusted efficiency ratio was 24.7% [64.7%], which was an improvement from our adjusted ratio of 65.3% in the third quarter of 2015. Given the slight growth in our net interest income and fee-based revenue, we generated positive operating leverage for the quarter.

We had another strong quarter of loan growth of $40 million, or 10% annualized, during the quarter, excluding the loans acquired from NB&T. For the year, we hit the low end of our targeted range of 7% to 9% organic loan growth. Commercial loans were up $67.3 million, or 8% for the year. Non-mortgage consumer loans increased $49.1 million, or 26%. And personal mortgage loans were relatively flat. Indirect lending significantly contributed to the loan growth during the year. These loans increased $52.1 million, or 45%.

Our asset quality metrics were negatively impacted by a few key factors during the quarter. The charge-off on the large C&I relationship was more than offset by two commercial loan relationships being downgraded to criticize status. Also, a CRE relationship in the skilled nursing sector was placed on nonaccrual status.

While we have seen some negative developments in asset quality over the past couple quarters, these trends are being driven primarily by a few large credits in our portfolio. We are not experiencing similar effects across the portfolio on a high volume number of loans.

The provision we recorded for the quarter was primarily to cover the charge-off of the large C&I relationship. However, it also was to build reserves against the three large credits referenced previously and the normal growth in loans we experienced during the quarter. Excluding the charge-off on the large C&I relationship, our net charge-offs would have been $2 million, or 10 basis points for the year.

At the end of 2015 our loss reserves would provide coverage for approximately 8.5 years based on the 2015 10 basis point charge-off rate.

Moving to acquisitions, we would like to clarify our performance regarding our acquisition activity. We have acquired six banks over the course of the past three years. Of these, the first five have met or exceeded our targets for expense reduction and revenues.

The National Bank & Trust transaction, the largest and most recent of the deals, has missed on revenue targets despite exceeding our expense take-out commitments. The NB&T acquisition [including] total loans outstanding of approximately $390 million when it closed on March 6, 2015. During the year, loans declined to a low of $366 million. Of this runoff, $12 million was the result of planned exits resulting from prudent portfolio management decisions concerning asset class, concentration limits, and seasonal borrowings.

In the commercial line of business we have identified less than $4 million in lost business. The remaining $8 million is due to normal pay-downs. Most of our runoff has been in commercial and residential real estate portfolios.

Our original acquisition model called for total loans to be flat for the first year of operations. At year end the loan balances in NB&T markets totaled about $380 million. We anticipate loans in the NB&T markets ending the first quarter of 2016 much closer to the starting point based upon recent loan closings and the strength of our loan pipeline. The unforeseen reduction in loan balances in the NB&T portfolio cost us approximately $600,000 in pretax earnings in 2015.

We are now seeing loan growth in our west region and we expect that to continue throughout 2016. We remain optimistic that the NB&T acquisition will prove to be a valuable investment for Peoples Bank and our shareholders. We have assembled a talented team which has helped drive more recent loan growth and we believe we can surpass our two-year earnings expectations. In 2016 we will monitor performance of NB&T and prior acquisitions as core operations.

I will now turn the call to John to provide more color around net interest income margin and balance sheet and capital activities.

John Rogers: Thanks, Chuck.

Net interest income comprised 68% of our total revenue for the quarter, which was consistent with the third quarter. We experienced net interest income growth of 1%, which was primarily due to increased interest income on investments, as our average investment securities grew 3% over the linked quarter. The growth resulted from the strategy we implemented during the third quarter to deploy excess cash of $50 million in the investment portfolio.

In 2016 we anticipate the investment portfolio to be between 25% and 27% of total assets. We will continue to seek opportunities to execute a mix shift on the asset side of our balance sheet to reduce the relative size of our investment portfolio to partially fund our expected loan growth.

Our net interest margin increased slightly during the quarter to 3.56%. The core margin, which excludes net accretion income, was 3.4% compared to 3.37% last quarter, an expansion of 3 basis points. This improvement in margin during the quarter was largely the result of reduced funding cost from the third quarter 2015 caused by the pay-down of a $12 million term loan.

On the liability side of our balance sheet, our period-end core deposits, which exclude CDs, increased $17 million, or 1%, compared to the third quarter. We experienced growth in savings accounts of $10 million and non-interest-bearing deposits of $7 million.

We continue to grow our net core DDA accounts at an exceptional pace. For 2015 our growth was 2.4%.

Our net interest income on our non-interest-bearing deposits remained at 28% of total deposits during the quarter compared to 26% at year end 2014.

Regarding capital, given our excess capital position and a pause in our acquisitions, we have looked for ways to effectively manage our capital. Late in 2015 we approved a share repurchase program. Given the activity in the stock market in early 2016, specifically as it relates to our stock price, we executed purchases under the program during January and will continue to evaluate additional purchase opportunities as we continue through 2016.

In January we invested $1.5 million repurchasing shares, which is anticipated to have a slight accretive impact on our earnings per share going forward.

I'll now turn the call back to Chuck for an outlook on 2016 and his final comments.

Chuck Sulerzyski: Thanks, John.

Looking at the year in total, I am pleased with the results we reported for the second half of the year, with the exception of the provision we recorded for the one large C&I relationship. In both the third and fourth quarter, we had significant organic loan growth of 11% and 10%, respectively. For the year, we had 7% organic loan growth.

We effectively managed expenses in the back half of the year, which led to an adjusted efficiency ratio in the fourth quarter below our target of 65%.

Our pretax pre-provision net revenue when adjusted for noncore charges improved $5 million, or 28%, during the second half of 2015 compared to the first half of 2015.

The challenges for the year were the problem C&I relationship and the lack of stability in the loan balances in the western region of our footprint. We also faced headwinds in our revenue streams related to the absence of meaningful interest rate increases, a soft insurance market, and continuing regulatory challenges. We are optimistic that we can build on the progress made in the second half of 2015 and show significant improvements in 2016.

Looking at 2016, we expect point-to-point loan growth of 6% to 8%. The key driver to achieving our expected loan growth will be the strength of our commercial loan pipeline, which is currently at $240 million. We currently have scheduled fundings of $54 million in commercial loans during the first quarter, which are expected to be partially offset by payoffs of $36 million.

We anticipate continued growth in our consumer loan balances, which will continue to be driven largely by indirect lending.

We expect our net charge-off rate and provision for loan losses to normalize in 2016. Our net interest margin is estimated to be in the low 3.50s, given the interest rate movement.

On the revenue side, we anticipate between 4% and 6% revenue growth after normalizing 2015 for a full-year impact of NB&T, driven largely by the loan growth and growth in our fee-based businesses.

Within non-interest income, we anticipate revenue growth in the mid-single digits when normalizing 2015 for the full-year impact of NB&T.

On the expense side, after normalizing 2015 and adjusting for acquisition-related charges, we expect expense growth in the low-single digits in 2016, which will result in positive operating leverage for 2016. As a result, we are targeting an efficiency ratio of slightly below 65% for 2016.

In 2016 we anticipate acquisitions will be primarily focused on growing our fee-based businesses.

We are optimistic about 2016 and remain committed to profitable growth of the Company and building long-term shareholder value. Our focus on extraordinary service to our customers and communities, coupled with disciplined execution of our strategies, will allow us to succeed and continue to build something special here at Peoples.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for Q&A session is John Rogers, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions & Answers

Operator: Thank you. Scott Siefers; Sandler O'Neill.

Scott Siefers: Chuck, could you please go into just a little more detail on the credits that were added either to NPA or to criticized? I think it's specifically the CRE loan added to NPA and then the two commercial relationships added to criticized. And specifically what I'd be looking for is size, geography, are they legacy PEBO, or were they acquired -- things of that nature.

And then perhaps if you can expand a bit and just talk about what you're seeing in terms of the overall health of your markets.

Chuck Sulerzyski: Sure, I'd be glad to. I'll start with the reference to the nursing home loan, which was in the neighborhood of $6 million. That was the one on nonaccrual status. It is a build-out that was slow in getting the regulatory approvals, so it got a late start.

We need the census to increase. We had four -- we ended the year with 44 beds filled. In January we're up to 50 beds filled. We are reasonably confident that this loan, by the end of 2016 -- we'll try to get up to 75 beds. By the end of 2016 we should be okay on that. These are folks that have some experience. So it's a problem situation but it's not a perilous situation. If worse comes to worse, Scott, I'll stick some staff members in there to fill up the beds.

On the other two loans that we have that you mentioned that were downgraded -- the first one, by the way, is a longstanding Peoples Bank customer. The second one -- there's two big loans, one about $9 million, one about $8 million, that were downgraded. The $8 million one is a heavy equipment company. They primarily do demolition work and their results are kind of tied to what's going on with scrap metal. Again, a longstanding customer that survived the 2008, 2009, 2010 environments in the same condition that they are now. But this is a full relationship. These are competent people who know what they're doing.

And the final piece, a $9 million piece, is a company that is involved in fracking. Again, all of these are core Peoples Bank relationships. This is a company that has shown resilience in difficult times before. They have $4 million to $5 million of cash with us. We have good collateral positions. They have some good contracts and relationships. Obviously it's a difficult time with the oil and gas, but I have confidence that these folks will get through it.

In your questions about what do we see in general, how do we feel about the portfolio in total, we've got two, three, four chunky loans that are causing us issues. We understand what the issues are. We are comfortable and confident. But we're not seeing stress across dozens of loans. So a lot of the releases have talked about credit concerns. We're concerned about these handful of loans that we're working on, but there's nothing here that has me fearful that we're at the early stages of more significant problems.

Scott Siefers: Okay. That's good color. I appreciate it.

Operator: Kevin Fitzsimmons; Hovde Group.

Kevin Fitzsimmons: Chuck, could you just give us a sense for -- I know you mentioned your energy exposure, but how many other loans do you have that are fracking loans like this one that went to criticized? And if you could expand into how you guys have viewed or assessed indirect risks, so maybe not something you would call a direct energy loan, but something that, whether it's real estate or non-energy commercial, something that would be impacted by the current cycle. Thanks.

Chuck Sulerzyski: Yes. I'll give you some comments and if it doesn't hit exactly what you're looking for ask a follow-up.

Our energy portfolio has roughly commitments of about $41 million and outstandings of $30 million. So it represents about 1.7% of our portfolio. We have reserves against that of about 6.3%.

We have one fracking organization. And we're very selective in the opportunities that we have. I will tell you that several others that we looked at are no longer in business. And I do believe the folks that we are with will persevere. I'm not too worried there.

So we have a very, very small energy portfolio. You asked me about some of the other names or what's some of the color in that $43 million? There's a lot of surface-level drilling companies. There's some companies that are related to shipping gasoline. There's nothing really meaningful in terms of exposure size. So it's a very small portion of our portfolio. Other than the one large credit I think that we will be fine.

You asked me about secondary impacts. The area did enjoy in the 2013/2014 a lot of positive economic things related to the oil and gas exploration. That being said, a lot of land contracts were giving out. They have an annual annuity. That is helping our deposit business. It is helping our investment business. It is helping that outflow of cash into these communities. It is helping create some economic energy in some areas that have been depressed for a long time.

I'll remind those of you from outside of the area, Ohio's unemployment rate is well below the national numbers. Times are pretty good in our Ohio franchise, which is the vast majority of where our branches and bankers are located. And so hopefully that helps.

Kevin Fitzsimmons: Yes, that's very helpful. Thanks, Chuck. And one additional follow-up; I was just wondering with the recently announced merger with Huntington and FirstMerit, is that something that you look at as a potential opportunity, whether it's from getting business, getting employees, getting talent, any of the above? Thanks.

Chuck Sulerzyski: Yes, yes, and yes. We're real excited about that. Like many banks, community banks or small little regional banks and who we compete against, you know, the Parks, the WesBancos, the Uniteds, the Community Bank & Trust, we don't really have a lot of success taking business away from those banks that I just mentioned. But I think all of those banks live at gathering business from the Huntingtons, the FirstMerits, the Keys, the Fifth Thirds, the Chases, et cetera.

So right now when we've got two of them in turmoil, there's opportunity to take customers. There's opportunity to take bankers. And we hope to do some of both.

Kevin Fitzsimmons: Got it. Thanks very much.

Operator: Michael Perito; KBW.

Michael Perito: Couple questions. Maybe I'll jump over to the expense line items. I was wondering if you could give maybe a little bit more color, Chuck, on some of the noncore expenses in the quarter. It looked like there was another $800,000 of merger charges, $400,000 of other, and some pension settlement charges. What's the continuous driver of some of these noncore expenses? NB&T closed about nine months ago. Is there considerably more merger charges still to come as we move into 2016? And maybe some color also on what the $400,000 of other noncore expenses were would be helpful.

John Rogers: Yes. This is John. I'll take that. Yes, the noncore -- acquisition-wise, I believe we think most of those are behind us. We don't anticipate anything of this size in the future. Generally it related to some smaller system conversion that happened at the end of the thing. So we think that that's pretty much behind us at this point in time.

So there's about $400,000 or so of search and severance charges that were in there, given some of the personnel moves that were taking place, so, you know, mostly probably related to yours truly. So that's been the majority of it from there. So I think that covers most of it that you're looking for.

Michael Perito: The pension settlement charges, is that nearing the end as well? I think it's been kind of going on for the last almost two and a half years it seems, to be hitting the noncore expenses. Is that still ongoing or is that something that's generally done with as well?

John Rogers: I generally think it's ongoing. The amount kind of fluctuates from time to time based upon the valuations that we receive. We continue to look at -- in this environment it's pretty tough to terminate the plan. We've looked at those options. It's very expensive these days with rates being so low. In fact, you've got to buy annuities to basically take care of that. But we are looking at other options to see how we can control that. But they do vacillate from time to time. It's hard to predict.

Michael Perito: Okay. And then, maybe a follow-up to the previous question. Would you guys -- I mean, obviously the talent and customer takeaway opportunities could be quite large from the deal. There's been also, I've heard from some local competitors of yours, that there's been some rumblings of some deposits in branches may be coming for sale in an HHI-related issue. Is that something that you would consider in the kind of Canton/Akron markets, maybe where you're less built out, if something came available?

Chuck Sulerzyski: Well, we certainly will look at it. We certainly like Akron and the business that we have there. And we certainly would have an interest of getting into Canton. But the notion of buying branch locations with deposits without loans -- probably not going to be very appealing to us at this point in time. But we'll take a look.

John Rogers: It would all depend upon what the package looked like. If it's deposits and loans, yes. If they're trying to sell a number of branches, that might be a little bit more than we want to handle. We'll just have to see what they're trying to accomplish.

Michael Perito: Okay. And then, I guess one more question. I appreciate the commentary, John, about the buyback already to start the year. Anything holding you guys back from maybe getting more aggressive with the buyback? And can you maybe remind us how much you have left and maybe how much you think you can realistically accomplish to start the year here?

Chuck Sulerzyski: I think the filing indicated that we had a $20 million package. We have done $1.5 million. I think how much we do depends on the stock price. So we'll look at it opportunistically and go from there.

John Rogers: I mean, I think we'll continue to look at other ways to deploy the capital, so what other alternatives we have, and continue to evaluate that. And I think incrementally at times we might do some, but I don't think we're going to do it in extra large buckets and do it all. So we'll be very cautious with what we do and evaluate that as we move down the path here during the course of the year.

John Rogers: It's a $20 million authorization in total.

Michael Perito: Is it fair -- so then I mean it sounds like obviously organic growth remains number one in terms of capital deployment. And is it fair -- to kind of continue down the pecking order, it sounds like income acquisitions may be number two, dividend three, buybacks still kind of four. Is that still accurate in kind of judging how you guys are viewing capital deployment today?

Chuck Sulerzyski: Man, don't be giving me these complex multiple choice questions. You're certainly in the right neighborhood.

Michael Perito: Okay. I appreciate it. Thanks, guys.

Operator: Eric Grubelich; Bank Investor.

Eric Grubelich: I've got a couple of questions for you, maybe just to tag on to the question that Mike Perito just asked about the buyback. So what kind of cash do you have at the holding company? And what's your capacity to pull cash out of the bank up to the holding company right now?

John Rogers: Yes, we probably have about $5 million to $10 million in cash at the holding company. Right now we've just switched our regulators. We may need to get permission from the State to do that, but they've indicated no issue with that. They understand our strong capital position. Their rules are just a little bit different than the OCC. So we don't perceive any really restrictions on pulling money out of the bank and up to the holding company to take care of anything.

Eric Grubelich: Okay, that's fine. So obviously given where your stock is you're kind of way out of the box to try and buy any -- do any acquisitions at this point. But you did mention -- at least bank-wise, I would think. You did mention you would target perhaps fee-based companies. Could you elaborate a little bit more on that? And would those just be cash deals?

Chuck Sulerzyski: Yes, they would be cash deals. They would be small insurance agencies that complement our footprint and they would be small investment or brokerage opportunities that complement our footprint. And we've done many of those in the last few years. We did a small, very small, $200,000 deal to start the year in the first quarter. We look at those opportunities all the time.

Eric Grubelich: So there would be nothing then -- again, given that your valuation has dropped so much in the last six months, nine months, there shouldn't be any worry from our part that there's going to be any tangible book value dilution event coming up?

Chuck Sulerzyski: Should be any --? [struggling to hear]

John Rogers: Tangible book value dilution --

Eric Grubelich: No, I mean, if you do a cash deal you're always going to get some book value dilution. But I guess what you're kind of suggesting is you'd be buying smaller companies or fee-based. It's probably not likely at this point that you'd be out there trying to buy another bank?

Chuck Sulerzyski: Yes, I would agree with that. It is unlikely that we would buy another bank. If we were to buy another bank we would -- if we were to see an opportunity we would not be using stock.

Eric Grubelich: Okay. That's fine. So then, the other question I had going back to credit is -- it's actually two questions. So let me start with the one. Those two credits that you moved to criticized category, I don't know if I saw that in the press release or maybe I missed what you said. What category did they move into? And what was sort of the issue or what was the prompting that made that happen?

Chuck Sulerzyski: They moved into special mention. When you say what was the characteristics that happened, my comments --

Eric Grubelich: The impetus.

Chuck Sulerzyski: One of them is a heavy equipment company dependent on demolition, scrap metal, and so forth. And just changes in the cash flows is what drove that. The other one is, as I mentioned, involved in the fracking business. And obviously with the oil prices being where they are and the slowdown in exploration, I think that was a prudent things to do. Both of these companies are very well capitalized. And the fracking organization has I think $4 million to $5 million in deposits with us.

Eric Grubelich: Yes, you had mentioned that. I picked that up. The other one, the scrap metal company, is your security there just as sound in a relative sense or not?

Chuck Sulerzyski: Yes, for sure. I mean, this is a meaningful company, one that we've been with for many years. And we have all of the -- it's heavily collateralized. Obviously the value of the collateral is as good as the market conditions when one goes to sell it.

But I don't think we're going to get to that. This company's been around for a long time, is going to go through peaks and valleys. And these folks are pretty smart at managing their assets and liquidating when they need to. Kind of like a bit of an accordion operation. They can expand relatively rapidly; they can shrink relatively rapidly. And they're smart business people. So I'm not too worried there at all.

Eric Grubelich: Okay. No, that's good color. And then just the last question I have is a little bit more macro. So from a risk management perspective, you mentioned that you've got three or four of these chunky loans that are causing you issues, but there's not a broad-based issue in the portfolio. Is this maybe causing you or anybody else involved on the risk management side -- maybe that's John now to some degree -- to maybe rethink the sizes of the credits you want to put on at the bank going forward? Do you think we might see any change there or not?

Chuck Sulerzyski: I think that's a good question and something that we actively think about. But to put it in perspective, I've been here almost five years and I joined kind of when we had all kinds of credit issues in the 2011-ish, at kind of the tail end of the major downturn. At that point in time our house limit was $20 million and our legal lending limit was $26 million.

At this point in time our legal lending limit is in the low 40s and our house limit is $20 million. And the percentage of our assets that is in these large credits is pretty conservative. So most of what we do is $2 million to $5 million, $2 million to $10 million loans. We don't do participations. We're not buying large participations.

These are generally longstanding customers. The last company you asked me about, the one in the heavy equipment, that will be a customer for the next 20 years and I'm sure it will spend two or three of those years in the same situation. And we'll stand with them. I'm not too worried there. So, hope that helps.

Eric Grubelich: No, that does. Again, I just wanted to hear what your take was on that. Thanks very much for all the answers to my questions.

Operator: Daniel Cardenas; Raymond James.

Daniel Cardenas: Just a little bit, just going back to the energy portfolio, maybe a little bit more color of the -- so you have $30 million in outstandings. About $9 million of that is criticized. Correct? What's the status of that other $21 million or so? And then maybe how many relationships make up what's left in that portfolio?

Chuck Sulerzyski: How many relationships make up what's left with that portfolio? Give me a minute. I'd say it's probably somewhere around 15.

Daniel Cardenas: And these are all

Chuck Sulerzyski: Yes. I mean, these are not -- I'm looking down the list here. I believe that all of these customers have been with us for a reasonably long time. Or most of them, all but one, has been with us since before I got here. These are -- a lot of them are surface well companies. This company, Peoples Bank was formed in 1902 by a bunch of oil and gas guys doing surface wells. So this is stuff that we've been doing forever and it's performing. So, yes, there's nothing of any significance of it. Most of it is just solid performing credit.

Daniel Cardenas: Okay. Have you done any stress analysis on the portfolio?

Chuck Sulerzyski: Yes. In terms of -- when you talk about that, in terms of prices of oil in particular?

Daniel Cardenas: Correct.

Chuck Sulerzyski: Yes. Obviously all of them were performing at 28. And I think that they would be fine. A lot of them are in pumping and equipment and they're just moving stuff from point A to point B. There's no reserve-based loans. So it's kind of relatively free and independent of a commodity price. As long as stuff is moving from Point A to Point B they'll make money. And so it's pretty solid stuff.

Daniel Cardenas: All right. And then just in terms of the margin guidance, Chuck, that you gave towards the end of your prepared comments, that low 3.50 range, is that including yield accretion? Or is that on a core basis?

Chuck Sulerzyski: Yes, that's including the accretion.

John Rogers: It's including the yield accretion. As we said in the release, it's about 17 basis points for the year. We would expect that to drop some during the course of 2016. We expect the accretion amount to be similar to 2015 because we have a couple more months of NB&T in 2016. But we'd expect that to drop down a few basis points during the course of the year. It's tough to give you an exact number. It kind of vacillates based on cash flows and expectations, but.

Daniel Cardenas: Right. Okay. That'll do me for right now. Thanks, guys.

Operator: Scott Siefers; Sandler O'Neill.

Scott Siefers: Chuck, just wanted to switch gears a little and ask you to expand on your comments on the kind of renewed momentum from the legacy NBTF franchise. I guess with that nearly a year old at this point I wonder if you could just do sort of a post mortem on why you think it came in, at least from a revenue standpoint, why it's come in weaker than you had anticipated. And then just maybe some more specifics on why you're confident that it is kind of getting up to snuff, so to speak.

Chuck Sulerzyski: Sure. As I indicated in my comments, half of that decline was stuff that we expected. It was land-based stuff, hotels, stuff that we didn't necessarily have a strong appetite for.

And we did have some other shrinkage. You may remember that we lifted out a team of folks from KeyBank in the late spring last year. Those folks are beginning to hit their stride. And we really were very fortunate to get some quality lenders from NB&T, folks that had been trained and experienced in larger institutions but were capped in terms of the size loans that they could do.

So when I look at their pipelines, what I see, what's happening in the marketplace -- for those of you, again, not familiar the demographics of the western part of the state, much stronger -- the southwestern corner of the state is much stronger than the southeastern corner of the state. So the land between Cincinnati and Dayton is rapidly growing, has several of the fastest growing counties in the state. So we're in a little bit of a more attractive marketplace.

We've been fortunate enough to bring in some real quality, seasoned folks. We're fortunate enough to have folks there that now have more capabilities, not only in terms of the lending limit but in terms of ancillary products like retirement plans and insurance and more solutions for their customers.

I think we'll end the first quarter right where we started, which is what we expected, minus the temporary $25 million, $30 million dip.

Scott Siefers: Okay. That's helpful. Thank you very much.

Operator: Michael Perito; KBW.

Michael Perito: Just related to Scott's question, have you kind of evaluated and considered maybe getting a little leaner in that legacy NB&T footprint? I think when you closed the deal it was just under about a third of your branches. Is there some type of tweaking that you can do to kind of get the profitability up there as the loan balances kind of inflect and maybe improve the expense and profitability trajectory of the overall company?

Chuck Sulerzyski: Well, I think that we are looking at our expenses across the Company. And I think that throughout 2015 and continuing through 2016 we've been very mindful of expenses. In fact, if you look at the expenses and you normalize as if NB&T was here for the full year, we will have no expense growth. So we're doing things to rationalize our expense base in NB&T, but also across the footprint.

So we have many, many, many small branches in many rural communities. And as technology changes and customers' expectation changes, we may have future opportunities there.

Michael Perito: All right. Thanks.

Operator: Scott Beury; Boenning.

Scott Beury: I had just had one question with regards to the fee income line. I was wondering if you could provide maybe some color on your outlook for the insurance line specifically. It seems like it's been running relatively flat since the NB&T acquisition closed. And I was just curious if your projections for that line have changed at all.

Chuck Sulerzyski: Yes. No, appreciate it. And as you may be aware, we have three components to that business in broad categories -- the commercial piece, the personal piece and the health benefits and life pieces.

Last year the commercial business really took it hard in terms of hardening market prices going up. So we had some renewals where customers renewed at half the cost. That shows indications of slowing. So we think that the commercial business will do better.

Our personal business continues to do well. We continue to add resources to that. And the same with the health and benefits business. That has been doing very well for us.

So we actually see an increase. We are budgeting a higher rate of growth this year in our insurance business than we did last year. So we're pretty excited about what's going on there.

Scott Beury: Thanks. That's helpful. And one other question -- with regard to the NB&T acquisition, I know you've spoken in detail about your experience with regards to retaining customers on the loan side. But I wanted to see if you had any detail on kind of how those acquired customers -- what the activity is in terms of retaining depositors.

Chuck Sulerzyski: Yes. Actually, deposits are up and that has been a good success story. We've had a lot of good news there. They had outsourced retirement plans. We've been able to pull back several large, $10-million-plus retirement plans, which has helped us. They had exited the insurance business a number of years ago. We've been able to build several meaningful insurance relationships in their customer base.

They had been attriting households and we've kind of -- I think we mentioned in the release we're growing checking accounts 2.4%. They're not quite growing accounts yet, but they have stemmed the rate of attrition. And we are seeing them beginning to meet our level of productivity on the retail side.

One of the things that was exciting for us -- if you remember the year before that, or the acquisitions before that, we had purchased some banks up in Northeast Ohio. And we actually finished last year with two of the acquired branches finished in the top 10 of our branches. And we can see from doing these deals that it takes four to six quarters to get the level of productivity up to what our folks have been able to demonstrate. And we see NB&T maturing.

And we're able to bring a lot to the table to help their customers. Personal loans, automobile loans, small business loans that were taking them a week to decision, we're getting them frequently decisions while the customer's at the desk. And so that experience has been really powerful to their customers. And that experience has been really helpful in terms of getting the employees energized and excited about their ability to deliver.

So we have 100% confidence that there's good things ahead in the western franchise. I have no doubt that the western franchise will grow faster over the next 10 years than our core franchise.

Scott Beury: Thanks. That's really helpful color. I guess just one follow-up to that. Looking at overall deposits you were relatively flat, maybe off a couple percent I think on an organic basis if my math's correct, for the year. And in the fourth quarter specifically I think we saw some more runoff. I know some of it was in the government deposits, which I'm assuming it's seasonal. But maybe if you could just update me a little bit on where your outlook is on growing deposits. I mean, I know loan and deposit ratio are not necessarily a vital aspect of your running the business right now, but any thoughts there would be helpful.

Chuck Sulerzyski: For the past five years what we've been focusing on is net DDA growth and non-interest-bearing DDA growth. I think our non-interest-bearing DDA represents 28% of the deposit book. And that's where our energy is. So the deposits we see as much more stable.

And I think we lost -- somebody around the table might help me -- I think we lost a $20 million county relationship. Was it in the fourth quarter of the third quarter? It was fourth quarter? Yes, we lost a longstanding house relationship in the fourth quarter, about $20 million. And a very competitive situation, not a significant loss given the current environment from my point of view.

John Rogers: And I would just add that our wholesale funding to total core funding is around 10% or so. So we haven't been that low in quite a few number of years. So when I look back to at least five or six years it's at the lowest level that it's been for quite some time.

Scott Beury: Got it. All right, thanks. That's all I have.

Operator: At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thank you for your time, and have a good day.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.